Exhibit 99.1

Stoneridge Announces the Appointment of Jim Zizelman as President and Chief Executive Officer
Jon DeGaynor to Resign as President & Chief Executive Officer

Stoneridge, Inc. (NYSE: SRI), today announced the appointment of Jim Zizelman as president and chief executive officer and member of the Stoneridge Board of Directors, effective immediately. Stoneridge’s current president and chief executive officer, Jon DeGaynor, has elected to resign from the Company and the Company’s Board of Directors for personal reasons.

Bill Lasky, chairman of Stoneridge’s Board of Directors commented, “Jim joined Stoneridge in 2020 as president of the Control Devices division and has played an integral role in developing and executing on the strategic priorities, product development and technical vision for both Control Devices and Stoneridge more broadly. Jim brings a wealth of knowledge and experience, and we are fortunate to have a proven business leader and experienced executive step into the CEO role. The Board has the utmost confidence in the team’s ability to advance Stoneridge’s strategic priorities under Jim’s leadership.”

“Jon has brought extraordinary energy and dedication to his role as president and chief executive officer of Stoneridge. During his tenure, Stoneridge has transformed its global portfolio, divested non-core businesses, and invested in key technologies, aligning the Company with the megatrends in the transportation industry. The Board thanks him for his time at Stoneridge and wishes him well in the future,” continued Mr. Lasky.

Prior to joining Stoneridge, Mr. Zizelman was the vice president of engineering and program management for Aptiv, where he had overarching responsibility for the engineering function and supported the company’s transition from Delphi. He spent more than 20 years leading a variety of technical and business teams for the Powertrain and Electronics divisions driving innovation, development and execution of all active safety, automated driving, and infotainment programs. He holds a bachelor’s and master’s degree in mechanical engineering from Case Western Reserve University.

Mr. Zizelman said, “I look forward to working closely with the Board, our senior leadership team, and our dedicated global teams. It has been a privilege working with Jon during Stoneridge’s transformation and I look forward to building on our success as we continue to execute on our long-term strategy. Over the coming months, my focus will be on executing our strategic plan and ensuring a seamless transition for our customers, employees, and stakeholders.”

Rajaey Kased, most recently the vice president of sales and product line management for the Control Devices division, has been appointed president of the Control Devices division. During his three-year tenure with Stoneridge, Mr. Kased has demonstrated the leadership and strategic thinking that has helped advance the division’s priorities. Mr. Kased brings 18 years of Tier 1 automotive business acumen and experience in engineering, strategy, and sales. Mr. Kased has both a bachelor’s and master’s degree in mechanical engineering from the University at Buffalo and a master’s in business administration from the University of Rochester.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com)

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